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Contacts:
InterDent, Inc.
Michael Fiore
Co-Chairman and CEO
(310)765-2400
www.interdent.com


Lippert/Heilshorn & Associates
Lillian Armstrong (lillian@lhai-sf.com)
(415) 433-3777
John Heilshorn (john@lhai.com)
(212) 838-3777


John Danhakl
Partner
Leonard Green & Partners, LP.
(310) 954-0444


             INTERDENT, INC. ANNOUNCES MERGER AGREEMENT WITH
           LEONARD GREEN & PARTNERS, L.P. AND RECAPITALIZATION
        INTERDENT STOCKHOLDERS TO RECEIVE $9.50 PER SHARE IN CASH

EL SEGUNDO, California, October 22, 1999 -- InterDent, Inc. (NASDAQ NM: DENT) today announced the signing of a definitive merger agreement between the Company and a group consisting of an affiliate of Leonard Green & Partners, L.P. and certain members of management including Michael Fiore, InterDent's Co-Chairman and Chief Executive Officer and Steven Matzkin, D.D.S., the
Company's Co-Chairman, President and Chief Dental Officer.   Additionally,
the Sprout Group and Chase Capital Partners, existing investors in the Company, have indicated that they intend to join the group leading the recapitalization. Under the terms of the agreement, the Company's stockholders will receive $9.50 per share in cash.

     Michael Fiore, Steven Matzkin, certain other members of management, the Sprout Group, and Chase Capital Partners will retain a portion of their stockholdings in the surviving corporation, although a substantial amount of their shares will be acquired in the transaction along with, and at the same price as, all other outstanding shares. The transaction is valued at approximately $325 million.

     The merger agreement was unanimously approved by the Board of Directors following the unanimous recommendation of a special committee consisting of non-management and disinterested directors. Deutsche Banc Alex. Brown is acting as financial advisor to the special committee and has delivered to the Board of Directors and the special committee of the Board of Directors an opinion that, from a financial point of view, the cash consideration to be received by the holders of the Company's common stock is fair.


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     Mr. Fiore stated, "We believe that this course of action is the best alternative for our stockholders, partner dentists, employees and patients." Dr. Matzkin added that, "We are pleased with the decision of the Board to proceed with this transaction."

     John Danhakl, Partner with Leonard Green & Partners, L.P., said, "We look forward to our partnership with InterDent and its management team. Leonard Green & Partners is committed to providing the capital necessary to maintain InterDent's industry leadership and the highest level of service to its dental professionals and their patients."

     Completion of the transaction is subject to customary conditions including stockholder approval and receipt of regulatory approvals, and completion of debt financing required for the transaction. Stockholder approval will be solicited by means of a proxy statement, which will be mailed to stockholders upon the completion of the required Securities and Exchange Commission filing and review process. The Company currently anticipates completing the transaction in the first calendar quarter of 2000.

     Leonard Green & Partners, L.P. is a private Los Angeles-based merchant banking firm specializing in organizing, structuring and sponsoring management buy-outs, going private transactions and recapitalizations of established public and private companies. Morgan Stanley Dean Witter advised Leonard Green & Partners in this transaction.

     Leonard Green & Partners, L.P. has significant investments in Liberty Group Publishing, Inc., a chain of 284 community newspapers; Twinlab Corporation, a leading manufacturer and marketer of vitamins and nutritional supplements; Leslie's Poolmart, Inc., the nation's leading retailer of pool supplies; and Gart Sports Company, the nation's second largest sporting goods retailer. Leonard Green & Partners, L.P. is the largest private equity firm in Southern California managing in excess of $1.7 billion of private equity capital.

     InterDent is the largest provider of dental management services in the US. The Company provides dental management services to 204 locations in California, Oregon, Washington, Idaho, Nevada, Hawaii, Florida, Georgia,
Michigan, Pennsylvania and Indiana.   Presently, InterDent has over $250
million in annualized net patient revenues under management. The Company is continuing to expand by building a fully integrated support

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environment utilizing advanced information technologies to enable dental professionals to provide patients with high quality, comprehensive, convenient and cost effective care.

     This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Those risks and uncertainties include InterDent's ability to complete the proposed merger and recapitalization, InterDent's ability to close and absorb future acquisitions, the economic climate in the Company's service areas, the ability of the Company to effectively implement its Internet strategy or its planned fully integrated support environment, potential changes in government regulation and in the dental insurance industry, actions by competitors, and other factors disclosed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements should be considered in light of these risks and uncertainties.

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